                                                                      EXHIBIT 12

                   LUCENT TECHNOLOGIES INC. AND SUBSIDIARIES
     COMPUTATION OF DEFICIENCY OF EARNINGS TO COVER COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                 AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN MILLIONS)
                                  (UNAUDITED)

                                                           FOR THE YEAR ENDED SEPTEMBER 30,
                                                      ------------------------------------------
                                                        2001      2000     1999     1998    1997
                                                        ----      ----     ----     ----    ----
Income (loss) from continuing operations before
  income taxes and losses from equity investments...  $(19,844)  $2,388   $3,828   $1,466   $573
Less: interest capitalized during the period........        16       20       20       17     14
Add: Fixed charges..................................       869      667      612      441    393
                                                      --------   ------   ------   ------   ----
        Total earnings (loss) to cover fixed
          charges...................................  $(18,991)  $3,035   $4,420   $1,890   $952

Fixed charges:
Total interest expense including capitalized
  interest..........................................  $    659   $  434   $  428   $  298   $281
Interest portion of rental expenses.................       210      233      184      143    112
                                                      --------   ------   ------   ------   ----
        Total fixed charges.........................  $    869   $  667   $  612   $  441   $393
        Preferred stock dividends and accretion.....        28       --       --       --     --
        Ratio of earnings to combined fixed charges
         and preferred stock dividend requirements..        --      4.6      7.2      4.3    2.4
Deficiency of earnings to cover combined fixed
  charges and preferred stock dividend requirements.  $ 19,888       --       --       --     --
                                                      --------
                                                      --------

                                      114